EXHIBIT 99.1

CAPRIUS, INC.
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One Parker Plaza, Fort Lee, NJ 07024                       FOR IMMEDIATE RELEASE
(201) 592-8838 o Fax: (201) 592-9430                       ---------------------


                      CAPRIUS SUBSIDIARY RECEIVES ORDER FOR
             STERIMED JUNIOR SYSTEM FROM U.S. DEPARTMENT OF DEFENSE

FORT LEE, NJ - DECEMBER 12, 2005 - CAPRIUS, INC. (OTCBB: CAPS) today announced that its subsidiary, M.C.M. Environmental Technologies, Inc. ("MCM"), has received an order for two SteriMed Junior systems from the United States Department of Defense for use by the U.S. Navy. The units, scheduled for shipment within the next two months, are for laboratory test and evaluation as part of the U.S. Navy's Shipboard Medical Waste Management Program.

Of the twenty-one medical waste processing systems considered by the U.S. Navy, the SteriMed system was the only system to meet all the needs (i.e. sterilization capability, size, ability to reduce the volume of waste and ability to render the waste non-recognizable) identified for evaluation aboard ship, as stated in the U.S. Navy's solicitation for bid.

The SteriMed system offers an on-site, safe, easy and economical means for dealing with infectious medical waste. The system simultaneously shreds and disinfects regulated medical waste, converting it to safe, black bag waste in a 15-minute cycle. The proprietary Ster-Cid(R) disinfecting chemical solution that is required for the unit is environmentally friendly, with an excess of 94% biodegradability. To date, the Company has placed SteriMed units in dialysis clinics, plasmapheresis centers, clinical laboratories and hospitals.

"Demand for the SteriMed system has been growing in the past several weeks, as months of marketing are starting to bear fruit," said George Aaron, chairman and CEO of Caprius. "We are confident that the U.S. Navy will quickly appreciate the technological benefits and cost effective advantages to using the SteriMed system. Upon satisfactory evaluation of the first two units, we anticipate further orders from the U.S. Navy in 2006."

Since the 1970's, the disposal of medical waste on the high seas has been regulated by national and international government legislation. The Marine Protection, Research and Sanctuaries Act of 1972, also known as the Ocean Dumping Act, was enacted to establish a comprehensive waste management system to regulate disposal or dumping of all materials into marine waters that are within U.S. jurisdiction. The Ocean Dumping Act has been amended 14 times, most notably in 1988 via the U.S. Public Vessel Medical Waste Anti-Dumping Act. Furthermore, the Basel Convention on the Control of Trans-boundary Movements of Hazardous Waste of 1989 regulates dumping by ships traversing international waters.

ABOUT CAPRIUS

Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. ("MCM"). The Company's innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.


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SAFE HARBOR STATEMENT
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "anticipate," "believe," "intend," "plan," "expect" and other similar expressions. The Company's actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company's view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.


Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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CONTACT

INVESTORS
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Beverly Tkaczenko                                    Kathy Price
Caprius, Inc.                                        The Global Consulting Group
Tel: (201) 592-8838, ext. 107                        Tel: (646) 284-9430
Email:  beverlyt@caprius.com                         Email:  kprice@hfgcg.com


MEDIA
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Ivette Almeida
The Global Consulting Group
Tel: (646) 284-9455
Email: ialmeida@hfgcg.com